SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING

                                                 Commission File Number  0-19714
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(Check one)

|_| Form 10-K and Form 10-KSB          |_|  Form 11-K              |_| Form 20-F
|X| Form 10-Q and Form 10-QSB          |_|  Form N-SAR

For period ended   April 29, 2006
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|_|  Transition Report on Form 10-K and Form 10-KSB
|_|  Transition Report on Form 20-F
|_|  Transition Report on Form 11-K
|_|  Transition Report on Form 10-Q and Form 10-QSB
|_|  Transition Report on Form N-SAR

For the transition period ended
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Read Attached Instruction Sheet Before Preparing Form. Please Print or Type.

      Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

      If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

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

                                     PART I
                             REGISTRANT INFORMATION


      Full name of registrant       E Com Ventures, Inc.
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      Former name if applicable
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      Address of principal executive office (Street and Number)
      251 International Parkway
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      City, State and Zip Code      Sunrise, Florida 33325
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                                     PART II
                             RULE 12B-25(B) AND (C)

      If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box.)

      |_|   (a) The reasons  described in reasonable  detail in Part III of this form could not be eliminated without unreasonable effort or expense:

      |X| (b) The subject annual report, semi-annual report, transition report on Form 10-K, 10-KSB, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

      |_|   (c) The  accountant's  statement or other  exhibit  required by Rule
12b-25(c) has been attached if applicable.


                                    PART III
                                    NARRATIVE

      State below in reasonable detail the reasons why Forms 10-K, 10-KSB, 11-K, 20-F, 10-Q, 10-QSB, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

      The registrant was unable to complete and file the Form 10-Q for the quarter ended April 29, 2006 without unreasonable effort or expense by the due date.

                                     PART IV
                                OTHER INFORMATION

      (1) Name and telephone number of person to contact in regard to this notification.

            A. Mark Young                          (954) 335-9030
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               (Name)                      (Area Code) (Telephone Number)

      (2) Have all other periodic reports required under Section 13 or 15(d) or the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                                  |X| Yes |_| No

      (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                  |_| Yes |X| No

      If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reason why a reasonable estimate of the results cannot be made.


                              E Com Ventures, Inc.
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                  (Name of Registrant as Specified in Charter)


      Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.



      Date: June 13, 2006                By  /S/  A. MARK YOUNG
                                             -----------------------------------
                                             Name:   A. Mark Young
                                             Title:  Chief Financial Officer